                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                December 20, 2002
                                 Date of Report
                        (Date of Earliest Event Reported)

                                 TELKONET, INC.
                 (formerly known as Comstock Coal Company, Inc.)
             (Exact Name of Registrant as Specified in its Charter)

                               902-A Commerce Road
                            Annapolis, Maryland 21401
                    (Address of principal executive offices)

                                  410/897-5900
                          Registrant's telephone number

        Utah                                             87-0627421
(State of Incorporation)                    (IRS Employer Identification No.)

ITEM 6.     RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

The following press release was issued to announce the resignations and appointments of certain Directors and officers of the company.

                        Telkonet Names Ronald W. Pickett

                        President & Chairman of the Board

For Immediate Release:
Contact: Telkonet, Inc.                              Hayden Communications, Inc.
Stephen Sadle, Chief Operating Officer               Matthew Hayden
410-897-5900                                         843-272-4653
ssadle@telkonet.com                                  matt@haydenir.com

Annapolis, MD-December 20, 2002 - Telkonet, Inc. (OTCBB: TLKO) a leader in Powerline Communications (PLC) for the commercial market, today announced that the Board of Directors unanimously elected Mr. Ronald W. Pickett as Chairman of Board, President and interim CEO. J. Gregory Fowler resigned as President & CEO and from the Board of Directors to provide his Board seat to Mr. Pickett. David
W. Grimes, Founder and Chairman resigned as Chairman but will remain on the Board as a Director.

Ronald W. Pickett, 55 has engaged in various entrepreneurial activities for 35 years. He was the Founder, Chairman of the Board and President of Medical Advisory Systems, Inc., which is now the Digital Angel Corporation- AMEX: "DOC". Mr. Pickett has fostered the development of Telkonet since 1999 as the Company's principle investor and is now stepping forward to take an active leadership role as President, Chairman of the Board of Directors and interim CEO.

Mr. Pickett stated, "I am very enthusiastic about Telkonet's potential to dominate the Powerline Communications commercial market with their PlugFast family of Internet access products, which are designed to address the specific needs of, hotels, office buildings, schools, shopping malls, and commercial buildings. Our initial pilot installations in hotels in Georgia and North Carolina have been hugely successful and the demand for future installations grows stronger every day. The Company has assembled a stellar team of engineering and technical professionals who have brought the Company to where we are today. My goal is to do everything I can to continue the momentum and to find the right resources to take this Company through a national product launch and onward towards future successes".

David Grimes stated, "Over the past three years it has been my privilege to serve the shareholders of Telkonet as Chairman of the Board of Directors. During that period a strong foundation was cast, as we moved to build a technology that would propel Telkonet into an industry leadership position. Now that our Company has reached a new paradigm in its evolution, again it is my privilege, this time to pass the Board leadership role to Mr. Ronald Pickett, whom I believe possesses the leadership experience, foresight, and market intelligence required to develop our Company's true potential and market value. During my continued tenure as a member of the Board, I look forward to working with Mr. Pickett and the other Board members for the continued success of our Company".

Telkonet's PlugFast Terminal can be used as a stand-alone solution within a residence, or it may be used in conjunction with a PlugFast Gateway as a part of Telkonet's solution for the commercial market. The core focus is High-Speed Internet distribution over the electrical power lines for the commercial and multi-dwelling residential markets. The Company has designed a suite of products to address the needs of office buildings, hotels, schools, shopping malls, and commercial buildings.

Telkonet's products provide connectivity over the existing electrical wiring and do not require the costly installation of additional wiring, or major disruption of business activity. In many situations the Telkonet system can be implemented more quickly and less expensively than adding dedicated wiring or installing a wireless system.

The Telkonet PlugFast family of Internet access products offers a viable and cost effective alternative to the challenges of hardwiring and wireless LANs. This solution set is comprised of two products, the PlugFast Gateway and the PlugFast Terminal. The Telkonet PlugFast Gateway and Terminal are aimed at applications such as apartments, hotels and motels, and the SME market.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).

###